Exhibit 99.1

News Release
For Immediate Release: February 3, 2026

H&R Block Reports Fiscal 2026 Second Quarter Results
— Revenue Increased 11% —
— Reaffirms Full Year Outlook —

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) (the "Company") today released financial results1 for its fiscal 2026 second quarter ended December 31, 2025.
"Across the business, we've made tangible improvements this season, whether receiving assistance from a tax professional or filing using our award-winning online tax product," said Curtis Campbell, president and chief executive officer. "We are elevating the value we deliver through expert‑led, technology‑enabled experiences that are increasingly supported by thoughtful AI integration. In a year of heightened uncertainty for many filers, our client‑first strategy and disciplined execution keep us focused on durable growth and long‑term value."
Fiscal 2026 Second Quarter Results and Key Financial Metrics
"We delivered double‑digit revenue growth in the quarter and reaffirmed our full‑year outlook, reflecting the strength of our year-to-date performance," said Tiffany Mason, chief financial officer. "The performance across Assisted, DIY, and Wave demonstrates solid execution, and our financial fundamentals and commitment to disciplined capital allocation position us to deliver meaningful long‑term value."
The Company reminds readers that its business is highly seasonal, and second quarter results consistently reflect this pattern. Historically, this period contributes modestly to annual revenue and typically generates a net loss.
For the second quarter, the Company delivered total revenue of $198.9 million, an increase of $19.8 million, or 11.1%, versus the prior year. The increase was primarily the result of higher volume and net average charge (NAC) in the assisted category, strong growth in Wave subscription revenue and payments volume, and increased DIY software sales.
Total operating expenses of $497.7 million increased by $25.4 million, or 5.4%, as expected, versus the prior year. The increase was primarily due to higher field wages as a result of higher assisted revenue and increased consulting costs.
Net loss from continuing operations improved by $0.9 million, or 0.4%, to ($241.6) million.
1All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.

Loss per share from continuing operations2 increased 6.7% to ($1.91), and adjusted loss per share from continuing operations2 increased 6.4% to ($1.84), due to fewer shares outstanding as a result of share repurchases, partially offset by an improved net loss.
Capital Allocation
The Company reported the following related to its capital structure:
•Year to date, the Company has returned $507.7 million to shareholders in the form of dividends and share repurchases.
•The Company has approximately $700 million remaining on its $1.5 billion share repurchase program.
Fiscal Year 2026 Outlook Reaffirmed
The Company continues to expect:
•Revenue to be in the range of $3.875 to $3.895 billion.
•EBITDA3 to be in the range of $1.015 to $1.035 billion.
•Effective tax rate to be approximately 25%.
•Adjusted Diluted Earnings Per Share3 to be in the range of $4.85 to $5.00.
Conference Call
The Company will host a conference call for analysts and investors to discuss second quarter 2026 results at 4:30 p.m. ET on Tuesday, February 3, 2026. To join live, participants must register at https://register-conf.media-server.com/register/BI4f5e380c7eac4ff797fe8d672ac49bf4. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and general public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/c4dfnsou/lan/en/ and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with year-round bookkeeping, payroll, advisory, and payment processing solutions. For more information, visit H&R Block News.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
2All per share amounts are based on fully diluted shares at the end of the corresponding period. The Company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, free cash flow, and free cash flow yield, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the Company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).
3Adjusted Diluted Earnings Per Share (EPS) and earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They may also include the expected impact of external events beyond the Company’s control, such as outbreaks of infectious disease, severe weather events, natural or manmade disasters, or changes in the regulatory environment in which we operate. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the most recently completed fiscal year in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Jessica Hazel, (816) 854-4214, jessica.hazel@hrblock.com
Media Relations:	Media Desk, mediadesk@hrblock.com

TABLES FOLLOW

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended December 31,		Six months ended December 31,
	2025	2024	2025	2024
REVENUES:
U.S. tax preparation and related services:
Assisted tax preparation	$55,919	$48,380	$104,563	$91,343
Royalties	5,108	3,499	10,957	9,351
DIY tax preparation	16,807	13,744	20,552	16,980
Refund Transfers	638	637	1,481	1,497
Peace of Mind® Extended Service Plan	16,231	16,145	39,740	39,242
Tax Identity Shield®	4,244	4,013	8,366	7,922
Other	12,845	11,824	26,321	25,633
Total U.S. tax preparation and related services	111,792	98,242	211,980	191,968
Financial services:
Emerald Card® and SpruceSM	9,124	10,148	16,976	18,974
Interest and fee income on Emerald Advance®	13,446	12,308	13,446	12,308
Total financial services	22,570	22,456	30,422	31,282
International	34,718	31,811	100,379	96,666
Wave	29,785	26,561	59,635	52,964
Total revenues	$198,865	$179,070	$402,416	$372,880
Compensation and benefits:
Field wages	94,177	81,565	163,892	149,659
Other wages	73,005	78,731	152,284	156,066
Benefits and other compensation	39,989	38,402	76,651	77,156
	207,171	198,698	392,827	382,881
Occupancy	109,592	104,999	212,388	206,317
Marketing and advertising	14,995	14,863	23,337	24,835
Depreciation and amortization	30,001	29,195	58,923	58,026
Bad debt	21,816	19,416	24,021	22,146
Other	114,169	105,190	196,830	200,297
Total operating expenses	497,744	472,361	908,326	894,502
Other income (expense), net	3,034	2,744	11,136	14,661
Interest expense on borrowings	(23,378)	(21,752)	(40,780)	(37,599)
Pretax loss	(319,223)	(312,299)	(535,554)	(544,560)
Income tax benefit	(77,657)	(69,833)	(128,620)	(130,673)
Net loss from continuing operations	(241,566)	(242,466)	(406,934)	(413,887)
Net loss from discontinued operations	(600)	(954)	(1,051)	(2,109)
Net loss	$(242,166)	$(243,420)	$(407,985)	$(415,996)
BASIC AND DILUTED LOSS PER SHARE:
Continuing operations	$(1.91)	$(1.79)	$(3.16)	$(3.02)
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Consolidated	$(1.92)	$(1.80)	$(3.17)	$(3.03)
WEIGHTED AVERAGE DILUTED SHARES	126,566	135,563	128,976	137,359
Adjusted diluted EPS (1)	$(1.84)	$(1.73)	$(3.03)	$(2.89)
EBITDA (1)	$(265,844)	$(261,352)	$(435,851)	$(448,935)
(1) All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of	December 31, 2025	June 30, 2025

ASSETS
Cash and cash equivalents	$349,194	$983,277
Cash and cash equivalents - restricted	19,662	19,862
Receivables, net	352,480	63,621
Prepaid expenses and other current assets	120,442	95,788
Total current assets	841,778	1,162,548
Property and equipment, net	149,554	135,068
Operating lease right of use assets	488,082	521,215
Intangible assets, net	271,054	259,412
Goodwill	815,618	802,053
Deferred tax assets and income taxes receivable	300,074	317,691
Other noncurrent assets	63,850	65,911
Total assets	$2,930,010	$3,263,898
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$145,801	$144,046
Accrued salaries, wages and payroll taxes	74,262	107,375
Accrued income taxes and reserves for uncertain tax positions	44,897	296,244
Current portion of long-term debt	—	349,893
Operating lease liabilities	200,653	209,203
Deferred revenue and other current liabilities	189,216	191,849
Total current liabilities	654,829	1,298,610
Long-term debt and line of credit borrowings	2,435,379	1,143,305
Deferred tax liabilities and reserves for uncertain tax positions	298,986	306,134
Operating lease liabilities	299,003	322,847
Deferred revenue and other noncurrent liabilities	64,891	104,106
Total liabilities	3,753,088	3,175,002
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,565	1,644
Additional paid-in capital	768,531	766,998
Accumulated other comprehensive loss	(51,338)	(47,755)
Retained earnings (deficit)	(904,840)	12,061
Less treasury shares, at cost	(636,996)	(644,052)
Total stockholders' equity (deficiency)	(823,078)	88,896
Total liabilities and stockholders' equity	$2,930,010	$3,263,898

CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Six months ended December 31,	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(407,985)	$(415,996)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	58,923	58,026
Provision for credit losses	21,144	20,727
Deferred taxes	18,723	(1,531)
Stock-based compensation	13,799	17,945
Changes in assets and liabilities, net of acquisitions:
Receivables	(300,004)	(262,348)
Prepaid expenses, other current and noncurrent assets	(2,290)	2,588
Accounts payable, accrued expenses, salaries, wages and payroll taxes	(44,968)	(76,806)
Deferred revenue, other current and noncurrent liabilities	(49,863)	(45,170)
Income tax receivables, accrued income taxes and income tax reserves	(276,943)	(192,340)
Other, net	(1,324)	(733)
Net cash used in operating activities	(970,788)	(895,638)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(48,735)	(49,115)
Payments made for business acquisitions, net of cash acquired	(35,366)	(28,017)
Franchise loans funded	(15,051)	(17,442)
Payments from franchisees	6,016	971
Other, net	1,211	6,110
Net cash used in investing activities	(91,925)	(87,493)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(30,000)	(100,000)
Proceeds from line of credit borrowings	975,000	890,000
Repayments of long-term debt	(350,000)	—
Proceeds from issuance of long-term debt	346,980	—
Dividends paid	(104,551)	(96,960)
Repurchase of common stock, including shares surrendered	(412,645)	(436,233)
Other, net	4,752	1,791
Net cash provided by financing activities	429,536	258,598
Effects of exchange rate changes on cash	(1,106)	(9,136)
Net decrease in cash and cash equivalents, including restricted balances	(634,283)	(733,669)
Cash, cash equivalents and restricted cash, beginning of period	1,003,139	1,075,193
Cash, cash equivalents and restricted cash, end of period	$368,856	$341,524
SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net (includes payments for purchased investment tax credits)	$129,250	$62,290
Interest paid on borrowings	35,135	33,412
Accrued additions to property and equipment	3,117	3,798
New operating right of use assets and related lease liabilities	85,455	47,135
Accrued dividends payable to common shareholders	53,215	50,176

(in 000s)
	Three months ended December 31,		Six months ended December 31,
NON-GAAP FINANCIAL MEASURE - EBITDA	2025	2024	2025	2024

Net loss - as reported	$(242,166)	$(243,420)	$(407,985)	$(415,996)
Discontinued operations, net	600	954	1,051	2,109
Net loss from continuing operations - as reported	(241,566)	(242,466)	(406,934)	(413,887)
Add back:
Income tax benefit	(77,657)	(69,833)	(128,620)	(130,673)
Interest expense	23,378	21,752	40,780	37,599
Depreciation and amortization	30,001	29,195	58,923	58,026
	(24,278)	(18,886)	(28,917)	(35,048)
EBITDA from continuing operations	$(265,844)	$(261,352)	$(435,851)	$(448,935)

(in 000s, except per share amounts)
	Three months ended December 31,		Six months ended December 31,
NON-GAAP FINANCIAL MEASURE - ADJUSTED EPS	2025	2024	2025	2024

Net loss from continuing operations - as reported	$(241,566)	$(242,466)	$(406,934)	$(413,887)
Adjustments:
Amortization of intangibles related to acquisitions (pretax)	11,252	10,910	22,231	22,038
Tax effect of adjustments (1)	(2,444)	(2,539)	(5,236)	(5,184)
Adjusted net loss from continuing operations	$(232,758)	$(234,095)	$(389,939)	$(397,033)
Diluted loss per share from continuing operations - as reported	$(1.91)	$(1.79)	$(3.16)	$(3.02)
Adjustments, net of tax	0.07	0.06	0.13	0.13
Adjusted diluted loss per share from continuing operations	$(1.84)	$(1.73)	$(3.03)	$(2.89)

(1)Tax effect of adjustments is the difference between the tax provision calculated on a GAAP basis and on an adjusted non-GAAP basis.
Non-GAAP Financial Information
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted diluted earnings per share from continuing operations, and free cash flow. We also use EBITDA from continuing operations and pretax income from continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.